Exhibit 10.5

Panacea Life Sciences Holdings, Inc.

16194 West 45th Drive

Golden, CO 80403

September 30, 2023

VIA EMAIL

Gary Wilder

8565 Somerset Dr., Suite A

Largo, FL 33770

Dear Mr. Wilder:

This letter confirms the agreement (the “Agreement”) between Panacea Life Sciences Holdings, Inc., a Nevada corporation (the “Buyer”) and Gary Wilder, an individual resident of Florida (“Wilder”), regarding that certain Consulting Agreement by and between Buyer and Wilder (the “Consulting Agreement”), executed in connection with that certain Asset Purchase Agreement by and between the Buyer and Wilder, dated as of June 30, 2023 (the “APA”). Upon execution by all parties hereto, this Agreement will constitute a binding agreement among the parties hereto that may not be amended without such parties’ written consent. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the APA and the Consulting Agreement.

1. Additional Offset Consideration. The Parties acknowledge and agree that, (a) in addition to the other conditions to Buyer’s obligation to consummate the Closing under the APA, with regards to Wilder’s compensation under the Consulting Agreement, Buyer shall have the right to withhold cash payments due to Wilder and use them to offset expenses incurred by Buyer from past due rent payments under relevant lease agreements, payment processing charges, and other outstanding business items that may occur under the APA.

2. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Florida.

3. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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If the foregoing accurately reflects our understanding, kindly sign and date both copies of this letter and return one to the undersigned at the address above, keeping the other for your records.

Very truly yours, Panacea Life Sciences Holdings, Inc.

/s/ Leslie Buttorff
Leslie Buttorff, Authorized Representative

ACKNOWLEDGED, AGREED AND ACCEPTED:

Gary Wilder

/s/ Gary Wilder
Gary Wilder, Individually